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                                                                       Exhibit 5


                          Coleman, Rhine & Goodwin LLP
                              750 Lexington Avenue
                            New York, New York 10022


                                                              April 27, 1999


Health Management Systems, Inc.
401 Park Avenue South
New York, NY 10016

                  Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by Health Management Systems, Inc. (the "Company") with the Securities and Exchange Commission on or about April 27, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,751,356 shares of common stock, $.01 par value (the "Shares"), of the Company reserved for issuance under the Company's 1999 Long-Term Incentive Stock Plan (the "Plan"). As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                             Very truly yours,

                                             /s/  Coleman, Rhine & Goodwin LLP

                                                  Coleman, Rhine & Goodwin LLP